CARMAX, INC.

NOTICE OF RESTRICTED STOCK GRANT

[DATE]

%%FIRST_NAME%-% %%LAST_NAME%-%

%%ADDRESS_LINE_1%-%

%%ADDRESS_LINE_2%-%

%%CITY%-% , %%STATE%-%  %%ZIPCODE%-%

Dear %%FIRST_NAME%-% %%LAST_NAME%-%

As of [DATE] (the “Grant Date”), and pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”),  you have been granted restricted shares of the common stock of CarMax, Inc. (the “Restricted Stock”) as set forth herein.

The shares of Restricted Stock are subject to the provisions of the Plan.  The terms of the Plan are incorporated into this Notice of Restricted Stock Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control.  All capitalized terms not defined herein shall have the meaning given to them in the Plan.  Please refer to the Plan for certain conditions not set forth in this Notice of Grant.  Copies of the Plan and the annual report of CarMax, Inc. (the “Company”) to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Shares of Restricted Stock:    [TOTAL SHARES GRANTED]

Vesting of Restricted Shares

Except as otherwise provided in this Notice of Grant, the shares of Restricted Stock will vest and become nonforfeitable on the earlier to occur of the first anniversary of the Grant Date or the date of the Company’s 20__ annual meeting of shareholders (the “Vesting Date”) provided you continue to provide services to the Company as a member of the Board (a “Director”) or otherwise from the Grant Date until the Vesting Date.

Accelerated Vesting upon Death or Disability

If your service as a Director terminates prior to the Vesting Date as a result of:  (i) your death or
(ii) your Disability that also results in a “disability” (as defined in Code section 409A(a)(2)(C)), all of your shares of Restricted Stock covered by this Notice of Grant will become immediately vested, effective as of the date of such event.    If your service terminates prior to the Vesting Date for any other reason than those described above, your shares of Restricted Stock shall be completely forfeited on the date of such termination, and you shall have no right or interest in any share of Restricted Stock that is forfeited or in any related dividend after the date of such termination.

Restrictions on Transferability of Restricted Stock

Prior to the Vesting Date, the shares of Restricted Stock that are not yet vested are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.  The shares of Restricted Stock shall be registered on the Company’s books in your name as of the Grant Date.  In the event stock certificates are issued, custody of such stock certificates shall be retained by the Company so long as the shares of Restricted Stock are not vested.  As soon as practicable after the shares of Restricted Stock vest, the Company will deliver (via certificate or such other method as the Committee determines) such shares to you.  Upon receipt of such stock certificate or applicable notice in book-entry form or otherwise, you will be free to hold or dispose of the shares represented by such certificate or other evidence of ownership subject to (1) the general conditions and procedures provided in the Plan and this Notice of Grant and (2) the applicable restrictions and procedures of federal and state securities laws.    Notwithstanding anything to the contrary, the Company shall have the right to refuse to issue or transfer any shares of Restricted Stock under this Notice of Grant if the Company acting in its absolute discretion determines that the issuance or transfer of such shares may violate any applicable law or regulation.

This Notice of Grant grants the Company a power of attorney, coupled with an interest, to administer the shares of Restricted Stock in accordance with the terms herein.  If requested by the Company, you shall deliver to the Company a separate stock power, endorsed in blank, with respect to the shares of Restricted Stock.  By accepting this grant of Restricted Stock,  you agree that the Company may use such power of attorney to cancel any shares of Restricted Stock that do not become vested.

Shareholder Rights

During the period when the shares of Restricted Stock are forfeitable, you shall, subject to the restrictions of the Plan and this Notice of Grant, have all rights of a shareholder with respect to the shares of Restricted Stock awarded hereunder, including the right to vote such shares and to receive all dividends, if any, and other distributions paid thereon; provided, however, any dividends declared, or other distributions paid or distributed, on the shares of Restricted Stock shall be treated as subject to the restrictions in this Notice of Grant and shall be forfeited or become nonforfeitable and delivered at the same time as the underlying shares of Restricted Stock with respect to which the dividend or other distribution was declared.

Tax Withholding

When the shares of Restricted Stock vest, all of the income and other taxes related to such shares are the sole responsibility of the Director.

Change of Capital Structure

The shares of Restricted Stock under this Notice of Grant are subject to adjustment upon a change in the capital structure of the Company in accordance with Section 14 of the Plan.

By accepting this grant, this Notice of Grant, together with the Plan, will become an agreement between you and the Company that is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.  By accepting this grant, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading.”

Sincerely,

[NAME/TITLE]